UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2016

PATRIOT GOLD CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-32919	86-0947048
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3651 Lindell Road, Suite D165
Las Vegas, NV 89103

(Address of principal executive offices)

702-456-9565

(Registrant’s telephone number, including area code)

__________________

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 18, 2016, Mr. Jared Beebe resigned as Director of Patriot Gold Corp. ("Patriot" or the “Company”) effective immediately. The Company is not aware of any disagreement between Mr. Beebe and Patriot or any other officer or director of the Company.

On July 18, 2016, Patriot's Board of Directors voted Mr. Zachary Black as a member of the Board of Directors to serve as a Director until our next annual meeting or until his earlier resignation or removal. There is no arrangement or understanding between Mr. Black and any other person pursuant to which Mr. Black was selected as a director. There is no disclosure required by Item 404(a) of Regulation S-K.

Set forth below is a brief description of the background and business experience of Mr. Black over the past ten years.

Since 2012, Mr. Black has been the owner and president of 3L Resources which provides geological services relating to geologic modeling, geostatistical evaluation, resource estimating and exploration support. From 2010 to 2012, Mr. Black worked as a resource geologist for Gustavson Associates where he was responsible for geologic modeling and related work. From 2007 to 2010, Mr. Black worked as a resource geologist for Minefinders Corporation where he was responsible for internal resource estimation, mine planning and mine optimization.

Mr. Black received his Bachelor of Science degree in Geological Engineering from the University of Nevada. He is a member of the Society for Mining, Metallurgy and Exploration and is a Qualified Person as defined by National Instrument 43-101.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patriot Gold Corp.
(Registrant)

By: /s/ Trevor Newton
Trevor Newton, President and Director

Date:  July 25, 2016

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